UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

Kronos Incorporated
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

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	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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This filing consists of communications sent to customers, partners and prospects of Kronos Incorporated (“Kronos” or the “Company”) by Aron J. Ain, Kronos’ Chief Executive Officer, regarding the proposed merger, including an FAQ that Kronos posted to the customer portal section of its website.

March 26, 2007

Dear Valued Customer:

I write to you today with some very important and exciting news relating to the growth and future of Kronos.  As previously announced, Kronos has entered into a definitive agreement to be acquired by Hellman & Friedman LLC (H&F), one the world’s leading private investment firms.  As part of this transaction, which we expect to close during the fourth quarter of Fiscal 2007, Kronos will become a private company.

We want to assure you, as a valued customer, that we expect that the change of ownership will have no impact on the relationship we have established.  Kronos’ corporate mission and dedication to our customers will remain the same.  We will continue to focus on developing solutions to address the unique demands inherent in your business and industry.  In addition, we expect that your Kronos contacts will remain unchanged.

We believe that being a private company will offer many benefits, including allowing us to devote our full attention to our customers, and, with H&F’s support, to make decisions focused on the long-term success of our business, solutions, and brand.  Upon completion of the transaction, our current senior management team will continue to lead the company.

H&F is a leading global private investment firm with more than $16 billion of assets under management.  The firm has a long history of creating value for the companies in which it invests.  H&F has extensive expertise investing in the software sector, though it invests in companies across a broad spectrum of industries.  Finally, H&F has an excellent track record of investment success, which we believe will benefit Kronos, our employees, and customers.

For more information, please access our press release and Q&A document on our customer portal at www.customer.kronos.com. For additional service and sales information, please contact your existing Kronos representative.

We will keep you apprised of key developments.  We understand that many factors go into your choice of a business partner, and we value open communication with you.

Thank you.  We look forward to continuing to serve you.

Sincerely,

Aron Ain
Chief Executive Officer
Kronos Incorporated

March 26, 2007

Dear Valued Partner:

I write to you today with some very important and exciting news relating to the growth and future of Kronos.  As previously announced, Kronos has entered into a definitive agreement to be acquired by Hellman & Friedman LLC (H&F), one the world’s leading private investment firms.  As part of this transaction, which we expect to close during the fourth quarter of Fiscal 2007, Kronos will become a private company.

We want to assure you, as a valued partner, that we expect that the change of ownership will have no impact on the relationship we have established.  Kronos’ corporate mission will remain the same, and our dedication to our customers and partners will continue to grow. We will continue to focus on developing solutions to address workforce management issues.  In addition, we expect that your Kronos contacts will remain unchanged.

We believe that being a private company will offer many benefits, including allowing us to devote our full attention to our customers and partners, and, with H&F’s support, to make decisions focused on the long-term success of our business, solutions, and brand.  Upon completion of the transaction, our current senior management team will continue to lead the company.

H&F is a leading global private investment firm with more than $16 billion of assets under management.  The firm has a long history of creating value for the companies in which it invests.  H&F has extensive expertise investing in the software sector, though it invests in companies across a broad spectrum of industries.  Finally, H&F has an excellent track record of investment success, which we believe will benefit Kronos, our employees, customers, and partners.

We will keep you apprised of key developments.  We understand that many factors go into your choice of a business partner, and we value open communication with you.

View our press release at: http://www.kronos.com/About/pr_earnings_announcement_mar23.htm.

Thank you.  We look forward to continuing to serve you.

Sincerely,

Aron Ain
Chief Executive Officer
Kronos Incorporated

March 26, 2007

Dear Valued Prospect:

I write to you today with some very important and exciting news relating to the growth and future of Kronos.  As previously announced, Kronos has entered into a definitive agreement to be acquired by Hellman & Friedman LLC (H&F), one of the world’s leading private investment firms.  As part of this transaction, which we expect to close during the fourth quarter of Fiscal 2007, Kronos will become a private company.

We want to assure you that we expect that the change of ownership will have no impact on Kronos’ corporate mission and dedication to our customers.  We will continue to focus on developing solutions to address the unique demands inherent in your business and industry.

We believe that being a private company will offer many benefits, including allowing us to devote our full attention to our partners and customers, and with H&F’s support, to make decisions focused on the long-term success of our business, solutions and brand.  Upon completion of the transaction, our current senior management team will continue to lead the company.

H&F is a leading global private investment firm with more than $16 billion of assets under management.  The firm has a long history of creating value for the companies in which it invests.  H&F has extensive expertise investing in the software sector, though it invests in companies across a broad spectrum of industries.  Finally, H&F has an excellent track record of investment success, which we believe will benefit Kronos, our employees, and customers.

We understand that many factors go into your choice of a business partner, and we value open communication with you.

For more information, please access our press release and Q&A document on our customer portal at www.customer.kronos.com.

Thank you.

Sincerely,

Aron Ain
Chief Executive Officer
Kronos Incorporated

Frequently Asked Questions

Kronos Announces Agreement to be Acquired by Hellman & Friedman

This document is intended to answer questions regarding Kronos’ agreement to be acquired by Hellman & Friedman (H&F). The press release announcing the acquisition is available at: http://www.kronos.com/About/pr_earnings_announcement_mar23.htm.

What does this announcement mean?

The investor group led by Hellman & Friedman (H&F) has agreed to acquire Kronos. Once this transaction is complete, Kronos will become a privately owned company.  It is anticipated that Kronos will continue to operate substantially as it does today, however simply as one of H&F’s portfolio companies.  It is very important to note that H&F is an “owner,” not “operator”.  For information about H&F, please see “About H&F” in our press release.

Why did H&F purchase Kronos?

H&F decided to purchase Kronos because it believes in and supports our strategy to grow to $1 billion and beyond.  It valued:

•                  Our industry leadership position in workforce management

•                  The progress we have made toward becoming a global company

•                  Our unique and industry-leading talent management solution

•                  Our exceptional employee talent, tenure, and domain knowledge

•                  Our long track record of consistent growth and profitability

•                  Our experienced management team

How will Kronos customers benefit from the transaction?

We believe this partnership provides us a greater degree of freedom and flexibility to build a growth-oriented future for our company.  This transaction will enable us to more efficiently deploy capital and resources in a manner that best drives our business forward, providing the greatest value for our customers, employees, and partners.  Subsequent to the closing of the transaction, Kronos’ corporate mission and strategic plan will remain the same.

Will my account/sales executive be the same after the acquisition?

We expect that your Kronos account/sales executive will remain the same.

What products will be most affected by the acquisition?  Will you continue to support and maintain current products?

This transaction has no impact on our product roadmap.  We will continue to invest in the products and services that deliver greatest value to our customers.  H&F is acquiring Kronos because it believes in the industry and the company and is committed to ensuring that Kronos continues to grow while maintaining a high level of customer service.  Through a great deal of time spent with Kronos’ senior management team in connection with its diligence review of the company, H&F shares Kronos’ vision of the future and supports the company’s product strategy and roadmap.

Was the business in trouble?

Absolutely not.  Our performance over the past several years and the past several quarters has been very strong.  Our strong and consistent performance is a critical reason H&F decided to purchase Kronos.

What is H&F’s vision for Kronos?

Kronos’ vision and mission will not change.  H&F is committed to supporting management in its successful efforts to grow through focus on product innovation and customer satisfaction.  Additionally, H&F will encourage the company to continue pursuing strategic acquisitions, grow as a global company, and expand in the area of talent management.

Will Kronos’ current management team remain in place after the transaction closes?

H&F is very excited to support and work with the company’s current management team and does not expect any significant changes.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

Kronos plans to file with the SEC and mail to its shareholders a Proxy Statement in connection with the merger.  The Proxy Statement will contain important information about Kronos, the merger and related matters.  Investors and security holders are urged to read the Proxy Statement carefully when it is available.

Investors and security holders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by Kronos through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the Proxy Statement from Kronos by contacting Kronos Investor Relations at 978-250-9800.

Kronos and its directors and executive officers may be deemed to be participants in the solicitation of proxies with respect to the transactions contemplated by the merger agreement.  Information regarding Kronos’ directors and executive officers is contained in Kronos’ Annual Report on Form 10-K for the year ended September 30, 2006 and its proxy statement dated January 19, 2007, which are filed with the SEC.  As of February 28, 2007, Kronos’ directors and executive officers beneficially owned approximately 1,187,844 shares, or 3.6%, of Kronos’ common stock.  You can obtain free copies of these documents from Kronos using the contact information set forth above.  Additional information regarding interests of such participants will be included in the Proxy Statement that will be filed with the SEC and available free of charge as indicated above.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

Statements in this filing regarding the proposed transaction between Hellman & Friedman and Kronos, the expected timetable for completing the transaction, future financial and operating results, benefits and synergies of the transaction, future opportunities for the combined company and any other statements about Hellman & Friedman or Kronos management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements.  There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements.  Important factors that might cause such a difference include, but are not limited to:  the ability of Kronos to obtain shareholder approval of the merger, the possibility that the merger will not close or that the closing will be delayed, and other events and factors disclosed previously and described in Kronos’ Annual Report on Form 10-K for the year ended September 30, 2006 and its Quarterly Report on Form 10-Q for the Quarter ended December 30, 2006. Kronos disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this filing.